EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports, dated February 28, 2008, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Rent-A-Center, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the following Registration Statements of Rent-A-Center, Inc. and Subsidiaries:

File
Form Type	Number

Form S-3	333-136840
Form S-8	333-62582
Form S-8	33-98800
Form S-8	333-53471
Form S-8	333-66645
Form S-8	333-40958
Form S-8	333-32296
Form S-8	333-136615
Form S-8	333-139792
Form S-8	333-145121

/s/ Grant Thornton LLP

Dallas, Texas
February 28, 2008

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